Exhibit 3.1
PRINCIPAL CREDIT REAL ESTATE INCOME TRUST
FOURTH AMENDED AND RESTATED DECLARATION OF TRUST
January 26, 2026
    This FOURTH AMENDED AND RESTATED DECLARATION OF TRUST is entered into as of the date set forth above, and is made effective as of January 26, 2026 (the “Effective Date”), by the Trustees of the Trust.
ARTICLE I
FORMATION; CERTIFICATE OF TRUST
    The Trust is a statutory trust within the meaning of the Act. The Trust shall not be deemed to be a general partnership, limited partnership, joint venture, joint stock company or corporation, but nothing herein shall preclude the Trust from being treated for tax purposes as a partnership, association, corporation or real estate investment trust or being disregarded for tax purposes as an entity separate from its owners under the Code. The Trust intends to elect to be treated as a REIT for federal, and applicable state and local, income tax purposes, and has the right to change such election at any time subject to any restrictions set forth in this Declaration of Trust. The sole initial Trustee formed the Trust by filing the Certificate. The governing instrument of the Trust shall be this Declaration of Trust, together with the Bylaws.
ARTICLE II
NAME
    The name of the Trust is “Principal Credit Real Estate Income Trust”. The Board may cause the Trust to use any other designation or name for the Trust.
ARTICLE III
PURPOSES AND POWERS
    Section 3.1    Purposes. The purposes for which the Trust is formed are to engage in any lawful act or activity for which a statutory trust may be formed under the general laws of the State of Maryland as now or hereafter in force, including, without limitation or obligation, engaging in business as a REIT.
    Section 3.2    Powers. The Trust shall have all of the powers granted to a statutory trust by the Act and all other powers that are not inconsistent with law and are appropriate to promote and attain the purposes of the Trust set forth in the Declaration of Trust.

ARTICLE IV
RESIDENT AGENT; PRINCIPAL OFFICE
    The name and address of the resident agent of the Trust in the State of Maryland are as set forth in the Certificate. The address of the Trust’s principal office in the State of Maryland is as set forth in the Certificate. The Board or any duly authorized agent of the Trust may change the Trust’s resident agent or principal office from time to time. The Trust may have such offices or places of business within or outside the State of Maryland as the Board may from time to time determine.
ARTICLE V
DEFINITIONS
    As used in the Declaration of Trust, the following terms shall have the following meanings:
    “Act” means the Maryland Statutory Trust Act, as amended from time to time.
    “Actual Owner” means a Person that is required to include in such Person’s gross income the dividends or other distributions received on such Shares.
    “Adviser” means the Sponsor or its Affiliate that acts as investment adviser or manager to the Trust as permitted by Section 6.7 of this Declaration of Trust.
    “Adverse Shareholder” means any Shareholder that is directly or indirectly Affiliated with any competitor of the Trust or the Sponsor, as determined by the Trust in its reasonable discretion.
“Affiliate” means, with respect to any Person, (a) any Person directly or indirectly owning, controlling or holding, with the power to vote, 10% or more of the outstanding voting securities of such other Person; (b) any Person 10% or more of whose outstanding voting securities are directly or indirectly owned, controlled or held, with the power to vote, by such other Person; (c) any Person directly or indirectly controlling, controlled by or under common control with such other Person, including any partnership in which such Person is a general partner; (d) any executive officer, director, trustee or general partner of such other Person; and (e) any legal entity for which such Person acts as an executive officer, director, trustee or general partner.
“Affiliated Person” means any Trustee or officer of the Trust who is also an officer, employee or agent of the Sponsor or any of its Affiliates.
    “Aggregate Share Ownership Limit” means 9.9 percent (in value or number of shares, whichever is more restrictive) of the aggregate of the outstanding Shares of all classes or series, or such other percentage determined by the Board in accordance with Section 8.1.8.

    “Anchor Investors” mean, collectively, (i) the Sponsor Shareholder and (ii) The Lincoln National Life Insurance Company and/or one or more of its Affiliates.
    “Beneficial Ownership” means ownership of Shares by a Person, whether the interest in Shares is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 544 of the Code, as modified by Sections 856(h)(1)(B) and 856(h)(3) of the Code. The terms “Beneficial Owner,” “Beneficially Owns,” “Beneficially Own” and “Beneficially Owned” shall have the correlative meanings.
    “Benefit Plan Investor” means any holder of Shares that is (a) an employee benefit plan (as defined in Section 3(3) of ERISA) that is subject to the provisions of Title I of ERISA; (b) a Plan; (c) an entity whose underlying assets include (or are deemed to include under ERISA or Section 4975(e) of the Code) assets of a Plan by reason of such Plan’s investment in such entity; or (d) any other entity that otherwise constitutes a benefit plan investor for purposes of the Plan Asset Regulations.
    “Board” means the Board of Trustees of the Trust.
    “Business Day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York are authorized or required by law, regulation or executive order to close.
    “Bylaws” means the bylaws adopted in accordance herewith for the regulation and management of the affairs of the Trust.
    “Certificate” means the Certificate of Trust filed with the State Department of Assessments and Taxation of Maryland, as amended, restated or corrected from time to time.
    “Charitable Beneficiary” means one or more beneficiaries of the Charitable Trust as determined pursuant to Section 8.2.7.
    “Charitable Trust” means any trust provided for in Section 8.2.1.
    “Charitable Trustee” means the Person that is not an Affiliate of the Trust or an Affiliate of any Prohibited Owner that is appointed by the Trust to serve as trustee of the Charitable Trust.
“Class A Common Shares” means Class A Common Shares of the Trust.
“Class D Common Shares” means Class D Common Shares of the Trust.
“Class E Common Shares” means Class E Common Shares of the Trust.
“Class F-I Common Shares” means Class F-I Common Shares of the Trust.
“Class F-S Common Shares” means Class F-S Common Shares of the Trust.
“Class I Common Shares” means Class I Common Shares of the Trust.

“Class S Common Shares” means Class S Common Shares of the Trust.
“Class T Common Shares” means Class T Common Shares of the Trust.
    “Code” means the Internal Revenue Code of 1986, as amended from time to time.
    “Common Shares” means common shares of beneficial interest, par value $0.01 per Share, of the Trust.
    “Common Share Ownership Limit” means 9.9 percent (in value or in number of Common Shares, whichever is more restrictive) of the aggregate of the outstanding Common Shares, or such other percentage determined by the Board in accordance with Section 8.1.8.
    “Constructive Ownership” means ownership of Shares by a Person, whether the interest in Shares is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code.
    “Conversion Event” has the meaning set forth in Section 11.2.
    “Covered Person” means (a) each Trustee, (b) the Sponsor, (c) the Adviser, (d) each equityholder, member, manager, director, officer, employee or agent of any Trustee or the Board and (e) each officer of the Trust.
    “Declaration of Trust” means this Fourth Amended and Restated Declaration of the Trust, as it may hereafter be amended, supplemented or restated.
    “Dissolution Petition” has the meaning set forth in Section 12.3.
    “Dissolution Petition Excluded Shareholders” means (i) any Sponsor Shareholder, (ii) any Adverse Shareholder and (iii) only for so long as the Anchor Investors, excluding any Sponsor Shareholder, hold more than 50% of the outstanding Common Shares, Anchor Investors.
“Dividend Payment Date” has the meaning set forth in Exhibit A hereto.
“Dividend Record Date” has the meaning set forth in Exhibit A hereto.
    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Event” has the meaning set forth in Exhibit A hereto.
“Excepted Holder” means a Person for whom an exemption is granted and/or an Excepted Holder Limit is created by the Declaration of Trust or the Board pursuant to Section 8.1.7.

    “Excepted Holder Limit” means, provided that the affected Excepted Holder agrees to comply with the requirements established by the Board pursuant to Section 8.1.7 and subject to adjustment pursuant to Section 8.1.8, the percentage limit established by the Board pursuant to Section 8.1.7.
“Independent Trustee” means a Trustee (a) who is not an officer or employee of the Trust, any subsidiary of the Trust, or the Sponsor or its Affiliates, (b) whom the Board affirmatively determines has no material relationship with the Trust and (c) who otherwise satisfies the director independence tests provided for in Section 303A.02 of the New York Stock Exchange Listed Company Manual, as may be amended from time to time.
“Individual” means (a) an “individual” within the meaning of Section 542(a)(2) of the Code, as modified by Section 544 of the Code, and (b) any beneficiary of a “qualified trust” (as defined in Section 856(h)(3)(E) of the Code) which qualified trust is eligible for look-through treatment under Section 856(h)(3)(A) of the Code for purposes of determining whether a REIT is closely held under Section 856(a)(6) of the Code, in which case the qualified trust shall not be treated as an Individual.
    “Initial Date” means the first date on which Shares are beneficially owned by at least 100 Persons.
“Initial Retail Closing” shall mean the initial closing of the Trust’s continuous private offering pursuant to the PPM that includes non-Anchor Investors.
“Junior Securities” has the meaning set forth in Exhibit A hereto.
“Liquidation Event” has the meaning set forth in Exhibit A hereto.
“Liquidation Preference” has the meaning set forth in Exhibit A hereto.
“Market Price” on any date means, with respect to any class or series of outstanding Shares, the Closing Price for such Shares on such date. The “Closing Price” on any date shall mean the last sale price for such Shares, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such Shares, in either case as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which such Shares are listed or admitted to trading or, if such Shares are not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or, if such system is no longer in use, the principal other automated quotation system that may then be in use or, if such Shares are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such Shares selected by the Board or, in the event that no trading price is available for such Shares, the NAV of such Shares, as determined by the Board in accordance with the PPM.

“MGCL” means the Maryland General Corporation Law.
“NAV” means net asset value determined in accordance with the valuation guidelines that have been approved by the Board.
“Organization and Offering Expenses” means any and all costs and expenses incurred by the Trust in connection with the formation of the Trust and the marketing and distribution of Shares, including, without limitation, total underwriting and brokerage discounts and commissions, expenses for printing, engraving and amending the PPM or supplementing the PPM, mailing and distributing costs, salaries of employees while engaged in sales activity, telephone and other telecommunications costs, all advertising and marketing expenses (including design and website expenses and the costs related to investor and broker-dealer sales meetings), reasonable bona fide due diligence expenses of participating broker-dealers supported by detailed and itemized invoices, expense reimbursements for actual costs incurred by employees of a dealer manager in the performance of wholesaling activities, charges of transfer agents, registrars, trustees (including the Board), subscription processing, escrow holders, depositories and experts and fees, expenses and taxes related to the filing, registration and qualification of the sale of the Shares under federal and state laws, including taxes and fees and accountants’ and attorneys’ fees.
“Original Issue Date” has the meaning set forth in Exhibit A hereto.
    “Person” means an Individual, corporation, partnership, limited liability company, estate, trust (including a trust qualified under Sections 401(a) or 501(c)(17) of the Code), portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, and a group to which an Excepted Holder Limit applies.
    “Plan” means, collectively, (a) a plan as defined in and subject to Section 4975(e) of the Code and (b) an employee benefit plan (as defined in Section 3(3) of ERISA) that is subject to the provisions of Title I of ERISA.
    “Plan Asset Regulations” means 29 C.F.R. Section 2510.3-101 et seq. issued by the U.S. Department of Labor, as modified by Section 3(42) of ERISA.
    “Plan Assets” mean “plan assets” as defined in the Plan Asset Regulations.
    “PPM” means the Confidential Private Placement Memorandum of the Trust, dated November 2024, as supplemented by Supplement No. 1, dated August 2025, and Supplement No. 2, dated September 2025, and as may be further amended, supplemented and/or restated from time to time.
    “Preferred Shares” means preferred shares of beneficial interest of the Trust, par value $0.01 per Share.

    “Prohibited Owner” means, with respect to any purported Transfer, any Person who, but for the provisions of Article VIII, would Beneficially Own or Constructively Own Shares in violation of Article VIII, and if appropriate in the context, shall also mean any Person who would have been the record owner of Shares that the Prohibited Owner would have so owned.
“Redemption Payment Date” has the meaning set forth in Exhibit A hereto.
“Redemption Premium” has the meaning set forth in Exhibit A hereto.
“Redemption Price” has the meaning set forth in Exhibit A hereto.
    “REIT” means a real estate investment trust within the meaning of Sections 856-859 of the Code.
    “Restriction Termination Date” means the first day after the Initial Date on which the Board determines that it is no longer in the best interests of the Trust to attempt to, or continue to, qualify as a REIT or that compliance with the restrictions and limitations on Beneficial Ownership, Constructive Ownership and Transfers of Shares set forth herein is no longer required in order for the Trust to qualify as a REIT.
    “Shareholder” means an owner of record of Shares.
“Shareholder Agreement” means any written agreement between a Shareholder and the Trust, including, but not limited to, a subscription agreement between the Trust and any Shareholder.
    “Shares” means shares of beneficial interest of the Trust.
    “Sponsor” means Principal Real Estate Investors, LLC, a Delaware limited liability company.
    “Sponsor Shareholder” means Principal Life Insurance Company or any entity that holds Shares for the account of Principal Life Insurance Company.
    “Transfer” means any issuance, sale, transfer, gift, assignment, devise or other disposition, as well as any other event that causes any Person to acquire, or change its level of, Beneficial Ownership or Constructive Ownership of Shares or the right to vote (other than solely by revocable proxy) or receive dividends or other distributions on Shares, or any agreement to take any such actions or cause any such events, including (a) a change in the capital structure of the Trust, (b) a change in the relationship between two or more Persons that causes a change in ownership of Shares by application of Section 544 of the Code, as modified by Section 856(h) of the Code, (c) the granting or exercise of any option or warrant (or any acquisition or disposition of any option or warrant), pledge, security interest, or similar right to acquire Shares, (d) any acquisition or disposition of any securities or rights convertible into or exchangeable for Shares or any interest in Shares or any exercise of any such conversion or exchange right and (e) Transfers of interests in other entities that result in changes in Beneficial Ownership or Constructive Ownership of Shares; in each case, whether voluntary or involuntary, whether owned of record, Constructively Owned or Beneficially Owned and whether by operation of law or otherwise. The terms “Transfers,” “Transferring” and “Transferred” shall have the correlative meanings.
    “Trust” means Principal Credit Real Estate Income Trust.
    “Trustees” means the trustees of the Trust.
    “Trust Property” means any and all property of the Trust.
    “Upfront Sales Load” means any upfront selling commission, dealer manager fee or other similar placement fees paid to the Trust or the Trust’s dealer manager with respect to the Class A Common Shares, Class D Common Shares, Class E Common Shares, Class F-I Common Shares, Class F-S Common Shares, Class I Common Shares, Class S Common Shares or Class T Common Shares, if any.
ARTICLE VI
BOARD OF TRUSTEES
    Section 6.1    General Powers. Subject only to any limitations expressly set forth in the Declaration of Trust or the Bylaws, (a) the business and affairs of the Trust shall be managed exclusively by or under the direction of the Board, which shall be appointed and shall serve in accordance with the Declaration of Trust, (b) the Board shall have full, exclusive and absolute power, control and authority over the business and affairs of the Trust and Trust Property, and no Shareholder shall have any right to participate in or exercise control or management power over the business and affairs of the Trust, and (c) the Board shall have the exclusive power to take or authorize any action within the powers of the Trust under the Act, the Certificate, the Declaration of Trust and the Bylaws including, without limitation, the power to authorize or approve any action that would otherwise require the approval of one or more Shareholders under the Act. The Declaration of Trust shall be construed with the presumption in favor of the grant of power and authority to the Board. The enumeration and definition of particular powers of the Board included in the Declaration of Trust or the Bylaws shall in no way be limited or restricted by reference to or inference from the terms of this or any other provision of the Declaration of Trust or the Bylaws or construed or deemed by inference or otherwise in any manner to exclude or limit the powers conferred upon the Board under the general laws of the State of Maryland or any other law. Any determination regarding any matter within the powers of the Board or any construction of the Certificate, the Declaration of Trust or the Bylaws (including any construction of the Certificate, the Declaration of Trust or the Bylaws regarding the scope of the powers of the Board) made by the Board shall be conclusive.
    The Board, on behalf of the Trust, without any action by the Shareholders and without limitation, shall have the power: to adopt, amend and repeal the Bylaws, which may contain any provisions not inconsistent with the Act, the Certificate or the Declaration of Trust; to elect or appoint officers or other agents of the Trust in the manner provided in the Bylaws; to solicit proxies from Shareholders; to authorize the issuance of Shares in one or more classes and series;

to authorize the declaration and payment of distributions; to cause the Trust to elect to qualify as a REIT and take such actions as may be necessary or appropriate to maintain such qualification; to cause the Trust to cease to qualify, or attempt to qualify, as a REIT; to determine that compliance with any restriction or limitation on ownership or transfer of Shares set forth in Article VIII of the Declaration of Trust is no longer required in order for the Trust to qualify as a REIT; and to do any other act and authorize the Trust to do any other act or enter into any agreement or other document necessary or appropriate to exercise the powers or effectuate the purposes of the Trust.
    Section 6.2    Number and Qualifications. As of the date of this Declaration of Trust, the number of Trustees shall be five (5), which number may thereafter be increased or decreased only by the Board pursuant to the Bylaws. No reduction in the number of Trustees shall cause the removal of any Trustee from office prior to the expiration of his, her, or its term.
    Section 6.3    Term and Election; Sponsor Designation. Each Trustee shall serve until his or her resignation, removal, death or adjudication of legal incompetence or the election and qualification of his or her successor. If for any reason a Trustee ceases to serve as a Trustee as provided in this Section 6.3, his or her successor shall be elected by a majority of the remaining Trustees; provided, that, following the Initial Retail Closing, if the Trustee that ceases to serve as a Trustee is an Independent Trustee, the successor to such Trustee shall be an Independent Trustee and shall be elected by a majority of the remaining Independent Trustees, or if none, then the remaining Trustees; and further provided that, if the Trustee is removed for cause as set forth in Section 6.4 hereof, the successor to the Trustee shall be elected by the Shareholders in the manner set forth in Article VII. Following the Initial Retail Closing, for so long as the Sponsor or its Affiliate acts as investment adviser or manager to the Trust as permitted by Section 6.7 of this Declaration of Trust, the Sponsor shall have the right to designate two Trustees for election to the Board. Furthermore, following the Initial Retail Closing, the Board shall consult with the Sponsor in connection with filling of any vacancies created by the removal, resignation, retirement or death of any Trustee (other than in connection with a removal by Shareholders in accordance with Section 6.4). Except in the case of removal for cause as set forth above, or in the event that there are no Trustees, the Shareholders do not have the right to nominate or elect Trustees; provided, that, prior to the Initial Retail Closing, the Sponsor Shareholder may remove and elect the replacement of any Trustee with or without cause.
    Section 6.4    Resignation and Removal. Any Trustee may resign by delivering his or her written notice of resignation to the Board, effective upon execution and delivery of such notice or upon any future date specified in the notice. Any Trustee or the entire Board, may be removed, at any time, but only for “cause” and then only by the affirmative vote of Shareholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter as set forth in Section 7.5. In addition, any Trustee may be removed, at any time, but only for “cause” by written instrument, signed by a majority of the Trustees, specifying the date when such removal shall become effective. For the purpose of this paragraph, “cause” shall mean, with respect to any particular Trustee, conviction of a felony or a final judgment of a court of competent jurisdiction holding that such Trustee caused demonstrable, material harm to the Trust through bad faith or active and deliberate dishonesty.

    Section 6.5    Determinations by Board. The determination as to any of the following matters by or pursuant to the direction of the Board and consistent with the Declaration of Trust, shall be final and conclusive and shall be binding upon the Trust and every Shareholder: the amount of the net income of the Trust for any period and the amount of assets at any time legally available for the payment of dividends, redemption of Shares or the payment of other distributions to the Shareholders; the amount of paid-in surplus, net assets, other surplus, annual or other cash flow, net profit, net assets in excess of capital, undivided profits or excess of profits over losses on sales of assets; the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged); any interpretation or resolution of any ambiguity with respect to any provision of the Declaration of Trust (including any of the terms, preferences, conversion or other rights, voting powers or rights, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of any class or series of Shares) or of the Bylaws; the fair value, or any sale, bid or asked price to be applied in determining the fair value, of any asset owned or held by the Trust or of any Shares; the number of outstanding Shares at any time or from time to time; the NAV of the Trust allocable to any class or series of Shares; any matter relating to the acquisition, holding or disposition of any assets by the Trust; any interpretation of the terms and conditions of one or more agreements with any person, corporation, association, company, trust, partnership (limited or general) or other entity; the compensation of Trustees, officers, employees or agents of the Trust; or any other matter relating to the business and affairs of the Trust or required or permitted by law, the Declaration of Trust or otherwise to be determined by the Board.
    Section 6.6    Legal Title. Legal title to all of the Trust Property shall at all times be vested in the Trust as a separate legal entity, except that the Board may cause legal title to any Trust Property to be held by, or in the name of one or more of the Trustees acting for and on behalf of the Trust, or in the name of any person as nominee acting for and on behalf of the Trust. No Shareholder shall be deemed to have a severable ownership interest in any individual asset of the Trust, or any right of partition or possession thereof, but each Shareholder shall have, except as otherwise provided for herein, a proportionate, undivided beneficial interest in the Trust. The Trust, or at the determination of the Board, one or more of the Trustees or a nominee acting for and on behalf of the Trust, shall be deemed to hold legal title and beneficial ownership of any income earned on securities of the Trust issued by any business entities formed, organized, or existing under the laws of any jurisdiction, including the laws of any foreign country. In the event that title to any part of the Trust Property is vested in one or more Trustees, the right, title and interest of the Trustees in the Trust Property shall vest automatically in each person who may hereafter become a Trustee upon his or her due election and qualification. Upon the resignation, death or incapacity of a Trustee, he, she, or it shall automatically cease to have any right, title or interest in any of the Trust Property, and the right, title and interest of such Trustee in the Trust Property shall vest automatically in the remaining Trustees. To the extent permitted by law, such vesting and cessation of title shall be effective whether or not conveyancing documents have been executed and delivered.
    Section 6.7    Service Contracts.

        (a)    Advisory, Management and Administrative Services. Subject to such requirements as may be set forth under federal and/or state law and in the Bylaws, the Board may, at any time and from time to time, contract for exclusive or non-exclusive advisory, management and/or administrative services for the Trust or for any series or class of Shares with any corporation, trust, association, or other person; and any such contract may contain such other terms as the Board may determine, including, without limitation, payment of fees and authority for the investment adviser to the Trust to supervise and direct the investment of all assets held, and to determine from time to time without prior consultation with the Board what investments shall be purchased, held, sold, or exchanged and what portion, if any, of the assets of the Trust shall be held uninvested and to make changes in the Trust’s investments; and authority for the investment adviser or the administrator of the Trust to delegate certain or all of its duties under such contracts to qualified investment advisers and administrators, or such other activities as may specifically be delegated to such party.
        (b)    Underwriters. The Board may retain underwriters and/or placement agents to sell Shares and other securities of the Trust. The Board may in its discretion from time to time authorize the Trust to enter into one or more contracts, providing for the sale of securities of the Trust, whereby the Trust may either agree to sell such securities to the other party to the contract or appoint such other party its sales agent for such securities. In either case, the contract shall be on such terms and conditions as the Board may in its discretion determine that are not inconsistent with the provisions of this Article or the Bylaws; and such contract may also provide for the repurchase or sale of securities of the Trust by such other party as principal or as agent of the Trust and may provide that such other party may enter into selected dealer agreements with registered securities dealers and brokers and servicing and similar agreements with persons who are not registered securities dealers to further the purposes of the distribution or repurchase of the securities of the Trust. Every such contract shall comply with such requirements and restrictions as may be set forth under federal and/or state law or regulation and the Bylaws, and any such contract may contain such other terms as the Board may determine.
    Section 6.8    ERISA Matters. Notwithstanding any other provision of the Declaration of Trust, the Board is authorized to take any action or refrain from taking any action which in its judgment is necessary or desirable in order to prevent the Trust or any of its assets from being deemed to constitute Plan Assets of any Benefit Plan Investor.
    Section 6.9    REIT Qualification. If the Trust elects to qualify for federal income tax purposes as a REIT, the Board shall use its reasonable best efforts to take such actions as are necessary or appropriate to preserve the status of the Trust as a REIT; however, if the Board determines that it is no longer in the best interests of the Trust to attempt to, or continue to, qualify as a REIT, the Board may revoke or otherwise terminate the Trust’s REIT election pursuant to Section 856(g) of the Code. The Board, in its sole and absolute discretion, also may (a) determine that compliance with any restriction or limitation on Share ownership and transfers set forth in Article VIII is no longer required for REIT qualification and (b) make any other determination or take any other action pursuant to Article VIII.

ARTICLE VII
SHARES OF BENEFICIAL INTEREST
    Section 7.1    Authorized Shares. The beneficial interest in the Trust shall be divided into Shares. The Trust has authority to issue an unlimited number of Common Shares, an unlimited number of which are classified as Class A Common Shares, an unlimited number of which are classified as Class D Common Shares, an unlimited number of which are classified as Class E Common Shares, an unlimited number of which are classified as Class F-I Common Shares, an unlimited number of which are classified as Class F-S Common Shares, an unlimited number of which are classified as Class I Common Shares, an unlimited number of which are classified as Class S Common Shares and an unlimited number of which are classified as Class T Common Shares, and an unlimited number of Preferred Shares, including 75 Preferred Shares classified as 12.0% Series A Cumulative Redeemable Preferred Shares having the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption set forth on Exhibit A hereto. Subject to the relative rights of any other class or series of Common Shares or Preferred Shares designated from time to time, the Common Shares and Preferred Shares shall have all of the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of Common Shares or Preferred Shares as set forth herein. Subject to the provisions of Article VIII and the terms of any class or series of Shares at the time outstanding, the Board may, by amendment to this Article VII or supplement of the Declaration of Trust and without any action by the Shareholders, classify or reclassify any unissued Shares from time to time and set or change the number, par value, designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the class or series of Shares. If Shares of one class or series are classified or reclassified into Shares of another class or series pursuant to this Article VII, then, except to the extent that the Trust is authorized to issue an unlimited number of Shares of any such class or series, the number of authorized Shares of the former class or series shall be automatically decreased and the number of authorized Shares of the latter class or series shall be automatically increased, in each case by the number of Shares so classified or reclassified.
    Section 7.2    Authorization by Board of Share Issuance. The Board may authorize or cause the Trust to issue from time to time Shares of any class or series, whether now or hereafter authorized, or securities or rights convertible into Shares of any class or series, whether now or hereafter authorized, for such consideration, whether in cash, property, past or future services, obligation for future payment or otherwise, or without consideration (including in connection with a Share split or distribution of Shares), determined by the Board, subject to such restrictions or limitations, if any, as may be set forth in the Certificate or the Declaration of Trust.
    Section 7.3    Conversion of Class S Common Shares, Class T Common Shares, Class E Common Shares, Class F-I Common Shares, Class F-S Common Shares and Class D Common Shares. At the Board’s sole discretion, upon a determination by the Trust’s dealer manager, transfer agent or other agent selected by the Board that total Upfront Sales Loads and ongoing servicing fees paid with respect to such Shares in a Shareholder’s account would exceed a limit agreed upon between such dealer manager and an applicable participating broker-dealer, each applicable Class T Common Share, Class S Common Share and Class D Common Share held in a Shareholder’s account may automatically and without any action on the part of the holder thereof convert into a number of Class I Common Shares (including any fractional Shares) with an equivalent NAV as of the date of conversion as such Class T Common Shares, Class S Common Shares or Class D Common Shares. In addition, each Class A Common Share, Class E Common Share, Class F-I Common Share, Class F-S Common Share, Class T Common Share, Class D Common Share and Class S Common Share held in a Shareholder’s account shall automatically convert into a number of Class I Common Shares (including any fractional Shares) with an equivalent NAV as of the date of conversion as such converting share on the earliest of (a) a listing of Class I Common Shares or (b) the Trust’s merger or consolidation with or into another entity or the sale or other disposition of all or substantially all Trust Property, other than in connection with a Conversion Event.
    Section 7.4    Rights Upon Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up, or any distribution of the assets of the Trust, the aggregate assets of the Trust available for distribution to holders of the Common Shares shall be determined in accordance with applicable law. Immediately before any liquidation, dissolution winding up, or any distribution of the assets of the Trust pursuant to a plan of liquidation, dissolution or winding up, each Class T Common Share, Class A Common Share, Class E Common Share, Class F-I Common Share, Class F-S Common Share, Class S Common Share and Class D Common Share shall automatically convert to Class I Common Shares (including any fractional shares), with an equivalent NAV as of the date of conversion as such converting share. Following such conversion, the aggregate assets of the Trust available for distribution to holders of the Common Shares, or the proceeds therefrom, shall be distributed to each holder of Class I Common Shares ratably with each other holder of Class I Common Shares, in such proportion as the number of outstanding Class I Common Shares held by such holder bears to the total number of outstanding Class I Common Shares.
    Section 7.5    Voting Rights. Except as may otherwise be specified in the terms of any class or series of Shares or as provided herein, each Share shall entitle the holder thereof to one vote on each matter upon which Shareholders are entitled to vote. If a Shareholder Agreement provides that a portion or all of the Shares held by a Shareholder are not entitled to be voted on any matter (including upon the occurrence of an event or during a specified time period), such Shares shall not be entitled to be voted on any such matter and shall not be counted in determining the total number of votes entitled to be cast on such matter. Except to the extent that the Trust directly or indirectly owns Shares in a fiduciary capacity, neither the Trust nor any entity of which the Trust is entitled to exercise a majority of the outstanding voting power may vote on any matter, and Shares held by the Trust or any such entity shall not be counted in determining the total number of votes entitled to be cast on any matter or at any time. Subject to the terms of any class or series of Shares then outstanding limiting or expanding the voting rights of such Shares, Shareholders shall be entitled to vote only on the following matters:

        (a)    the removal of a Trustee for cause and the election of a successor Trustee as provided in Article VI; provided, that if the Trustee so removed was designated by the Sponsor pursuant to Section 6.3, then the Sponsor shall have the exclusive right to designate a successor Trustee for election to the Board;
        (b)    in the event that there are no Trustees, the election of Trustees;
(c)    the amendment of the Declaration of Trust, to the extent provided in Section 10.3;
        (d)    the merger, consolidation or conversion of the Trust or the transfer of all or substantially all of its assets, to the extent provided in Article XI;
        (e)    the dissolution of the Trust, to the extent provided in Section 12.2 and Section 12.3; and
        (f)    such other matters that the Board has submitted to the Shareholders for approval or ratification.
Except with respect to the foregoing matters, no action taken by the Shareholders shall in any way bind the Trust or the Board. Unless a different proportion is specified in the Certificate, the Declaration of Trust or the Bylaws (and notwithstanding any different proportion of votes that may be specified in the Act to approve any matter), the affirmative vote of a plurality of the votes cast in the election of a Trustee shall be sufficient to elect any Trustee, and the affirmative vote of a majority of the votes cast at a meeting of Shareholders duly called and at which a quorum is present shall be sufficient to approve any other matter that may properly come before the Shareholders at such meeting. There shall be no requirement to hold an annual meeting of the Shareholders in any year.
    Section 7.6    Dividends and Other Distributions. The Board may from time to time authorize or cause the Trust to pay such dividends or other distributions to the Shareholders of any or all classes or series of Shares, in cash or other assets of the Trust or in securities of the Trust or from any other source as the Board shall determine, and the amount of such dividends or other distributions may vary between the classes or series of Shares. The Board shall endeavor to cause the Trust to declare and pay such dividends and other distributions as shall be necessary for the Trust to qualify under the Code as a REIT; however, Shareholders shall have no right to any dividend or other distribution unless and until authorized by the Board and declared by the Trust. Before payment of any dividends or other distributions, there may be set aside out of any funds of the Trust available for dividends or other distributions such amounts as the Board may from time to time reserve for any Trust purpose, and the Board may modify or abolish any such reserve. Each dividend or other distribution pursuant to this Section 7.6 to the Shareholders of a particular class or series of Shares shall be made ratably according to the number of Shares of such class or series held by each Shareholder on the applicable record date thereof, provided that no dividend or other distribution need be made on Shares purchased pursuant to orders received, or for which payment is made, after such time or times as the Trustees may determine. Shareholders shall have no right to any dividend or other distribution unless and until authorized by the Board and declared by the Trust, and then only at the time and in the amount and form authorized by the Board. Any action by the Board to cause the Trust to declare or pay any dividend or other distribution shall be conclusive evidence of the authorization by the Board of such distribution. The exercise of the powers and rights of the Board pursuant to this Section 7.6 shall be subject to the terms of any class or series of Shares at the time outstanding. The receipt by any Person in whose name any Shares are registered on the records of the Trust or by his or her duly authorized agent shall be a sufficient discharge for all dividends or other distributions payable or deliverable in respect of such Shares and from all liability to see to the application thereof.
    Section 7.7    Consent Dividends. If the Board determines that consent dividends (within the meaning of Section 565 of the Code) with respect to a taxable year are necessary or appropriate to ensure or maintain the qualification of the Trust as a REIT for U.S. federal income tax purposes; to avoid the imposition of any U.S. federal income or excise tax; or for any other reason, the Board may require the holders of Common Shares and any other Persons to take any and all actions necessary or appropriate under the Code, any regulations promulgated thereunder, any court decision or any administrative interpretations of the U.S. Department of Treasury (including any U.S. Internal Revenue Service forms or other forms) to declare consent dividends sufficient to maintain REIT qualification and avoid U.S. federal income or excise tax or otherwise.
    Section 7.8    General Nature of Shares. All Shares shall be personal property entitling the Shareholder only to those rights provided in the Certificate, the Declaration of Trust and the Bylaws. The rights of all Shareholders and the terms of all Shares are subject to the provisions of the Certificate, the Declaration of Trust and the Bylaws. The Shareholders shall have no interest in the property of the Trust and shall have no right to compel any partition, division, dividend or other distribution of the Trust or of the property of the Trust. The death of a Shareholder shall not terminate the Trust. The Trust is entitled to treat as Shareholders only those persons in whose names Shares are registered as holders of Shares on the beneficial interest ledger of the Trust. Notwithstanding any other provision in the Declaration of Trust, no determination shall be made by the Board nor shall any transaction be entered into by the Trust which would cause any Shares or other beneficial interest in the Trust not to constitute “transferable shares” or “transferable certificates of beneficial interest” under Section 856(a)(2) of the Code. Each Share, whether or not evidenced by a certificate, shall constitute a “security” within the meaning of, and governed by, (a) Article 8 of the Maryland Uniform Commercial Code (including Section 8-102(a)(l5) thereof) as in effect and as it may be amended or superseded from time to time, and (b) Article 8 of the Uniform Commercial Code of any other applicable jurisdiction that now or hereafter substantially includes the 1994 revisions to Article 8 thereof as adopted by the American Law Institute and the National Conference of Commissioners on Uniform State Laws and approved by the American Bar Association on February 14, 1995 or any successor uniform act or law in effect in the State of Maryland from time to time.
    Section 7.9    Fractional Shares. The Trust may, without the consent or approval of any Shareholder, issue fractional Shares, eliminate any outstanding fraction of a Share by rounding up to a full Share, arrange for the disposition of a fraction of a Share by the person entitled to it or pay cash for the fair value of a fraction of a Share.
    Section 7.10    No Issuance of Share Certificates. Unless otherwise provided by the Board, the Trust shall not issue share certificates. A Shareholder’s investment shall be recorded on the books of the Trust. To transfer his, her or its Shares, a Shareholder shall submit an executed form to the Trust, which form shall be provided by the Trust upon request. Such transfer will also be recorded on the books of the Trust. Upon issuance or transfer of Shares, the Trust will provide the Shareholder with information concerning his, her or its rights with regard to such Shares, as required by the Declaration of Trust, the Bylaws or applicable law.
Section 7.11    Minimum Account Repurchases. In the event that any holder of Common Shares fails to maintain in such holder’s account a minimum balance of $500 of Common Shares or such other amount of Common Shares as from time to time determined by the Board (the “Minimum Account Balance”), the Trust may repurchase all of the Common Shares held by such holder at the repurchase price in effect under the Repurchase Plan on the date that the Trust determines that such holder has failed to meet the Minimum Account Balance.
    Section 7.12    Other Mandatory Repurchases. The Trust may, at the Board’s sole discretion, repurchase all of a Shareholder’s Shares, without the consent of such Shareholder, at a price per Share equal to the repurchase price in effect as of the date of such repurchase under the Repurchase Plan if continued ownership of Shares by a Shareholder may be harmful or injurious to the Trust’s business or reputation or the business or reputation of the Board, the Sponsor or any of their Affiliates, or may subject the Trust or any Shareholder to an undue risk of adverse tax or other fiscal or regulatory consequences, including with respect to any applicable sanctions, anti-money laundering or anti-terrorist laws, rules, regulations, directives or special measures.
ARTICLE VIII
RESTRICTIONS ON OWNERSHIP AND TRANSFER OF SHARES
    Section 8.1    Shares.
        Section 8.1.1.    Ownership Limitations.
            (a)    Basic Restrictions.
                (i)     (1) No Person, other than an Excepted Holder, shall Beneficially Own or Constructively Own Shares in excess of the Aggregate Share Ownership Limit, (2) no Person, other than an Excepted Holder, shall Beneficially Own or Constructively Own Common Shares in excess of the Common Share Ownership Limit and (3) no Excepted Holder shall Beneficially Own or Constructively Own Shares in excess of the Excepted Holder Limit applicable to such Excepted Holder.
                (ii)     No Person shall Beneficially Own or Constructively Own Shares to the extent that such Beneficial Ownership or Constructive Ownership of Shares would result in the Trust being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year), or otherwise failing to qualify as a REIT (including, but not limited to, Beneficial Ownership or Constructive Ownership that would result in the Trust owning (actually or Constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Trust from such tenant would cause the Trust to fail to satisfy any of the gross income requirements of Section 856(c) of the Code).
                (iii)    Any Transfer of Shares that, if effective, would result in Shares being beneficially owned by fewer than 100 Persons (determined under the principles of Section 856(a)(5) of the Code) shall be void ab initio, and the intended transferee shall acquire no rights in such Shares.
            (b)    Transfer in Trust. If any Transfer of Shares occurs which, if effective, would result in any Person Beneficially Owning or Constructively Owning Shares in violation of Section 8.1.1(a)(i) or (ii), then that number of Shares the Beneficial Ownership or Constructive Ownership of which otherwise would cause such Person to violate Section 8.1.1(a)(i) or (ii) (rounded up to the nearest whole Share) shall be automatically transferred to a Charitable Trust for the exclusive benefit of a Charitable Beneficiary, as described in Section 8.2, effective as of the close of business on the Business Day prior to the date of such Transfer, and such Person shall acquire no rights in such Shares. If the transfer to the Charitable Trust described in this Section 8.1.1(b) would not be effective for any reason to prevent the violation of Section 8.1.1(a)(i) or (ii), or would not prevent the Trust from failing to qualify as a REIT, then the Transfer of that number of Shares that otherwise would cause any Person to violate Section 8.1.1(a)(i) or (ii) shall be void ab initio, and the intended transferee shall acquire no rights in such Shares.
        To the extent that, upon a transfer of Shares pursuant to this Section 8.1.1(b), a violation of any provision of this Article VIII would nonetheless be continuing (for example where the ownership of Shares by a single Charitable Trust would violate the 100 shareholder requirement applicable to REITs), then Shares shall be transferred to that number of Charitable Trusts, each having a distinct Charitable Trustee and a Charitable Beneficiary or Beneficiaries that are distinct from those of each other Charitable Trust, such that there is no violation of any provision of this Article VIII.
        Section 8.1.2.    Remedies for Breach. If the Board or its designee (including any duly authorized committee of the Board) shall at any time determine that a Transfer or other event has taken place that results in a violation of Section 8.1.1 or that a Person intends to acquire or has attempted to acquire Beneficial Ownership or Constructive Ownership of any Shares that would result in a violation of Section 8.1.1 (whether or not such violation is intended), the Board or its designee shall take or cause to be taken such action as it deems necessary or advisable to refuse to give effect to or to prevent such Transfer or other event, including, without limitation, causing the Trust to redeem Shares, refusing to give effect to such Transfer on the books of the Trust or instituting proceedings to enjoin such Transfer or other event; provided, however, that any Transfers or attempted Transfers or other events in violation of Section 8.1.1 shall automatically result in the transfer to the Charitable Trust described above, or, where applicable, such Transfer (or other event) shall be void ab initio as provided above irrespective of any action (or non-action) by the Board or its designee.
        Section 8.1.3.    Notice of Restricted Transfer. Any Person who acquires or attempts or intends to acquire Beneficial Ownership or Constructive Ownership of Shares that will or may violate Section 8.1.1(a), or any Person who would have owned Shares that resulted in a transfer to the Charitable Trust pursuant to the provisions of Section 8.1.1(b), shall immediately give written notice to the Trust of such event or, in the case of such a proposed or attempted transaction, give at least 15 days prior written notice, and shall provide to the Trust such other information as the Trust may request in order to determine the effect, if any, of such Transfer on the Trust’s qualification as a REIT.
        Section 8.1.4.    Owners Required To Provide Information. From the Initial Date and prior to the Restriction Termination Date:
            (a)    every owner of more than five percent (or such lower percentage as required by the Code or the Treasury Regulations promulgated thereunder or as otherwise required by the Board) of the outstanding Shares, within 30 days after the end of each taxable year, shall give written notice to the Trust stating the name and address of such owner, the number of Shares and other Shares Beneficially Owned and a description of the manner in which such shares are held; provided, that a Shareholder of record who holds outstanding Shares as nominee for an Actual Owner, shall give written notice to the Trust stating the name and address of such Actual Owner and the number of shares of such Actual Owner with respect to which the Shareholder of record is nominee. Each such owner shall provide to the Trust such additional information as the Trust may request in order to determine the effect, if any, of such Beneficial Ownership on the Trust’s qualification as a REIT and to ensure compliance with this Article VIII; and
            (b)    each Person who is a Beneficial Owner or Constructive Owner of Shares and each Person (including the Shareholder of record) who is holding Shares for a Beneficial Owner or Constructive Owner shall provide to the Trust such information as the Trust may request, in good faith, in order to determine the Trust’s qualification as a REIT and to comply with requirements of any taxing authority or governmental authority or to determine such compliance.
        Section 8.1.5    Remedies Not Limited. Subject to Section 6.1, nothing contained in this Section 8.1 shall limit the authority of the Board to take such other action as it deems necessary or advisable to protect the Trust and the interests of its Shareholders in preserving the Trust’s qualification as a REIT.
        Section 8.1.6    Ambiguity. In the case of an ambiguity in the application of any of the provisions of this Section 8.1, Section 8.2 or any definition contained in Article V, the Board shall have the power to determine the application of the provisions of this Section 8.1 or Section 8.2 with respect to any situation based on the facts known to it. In the event Section 8.1 or Section 8.2 requires an action by the Board and the Declaration of Trust fails to provide specific guidance with respect to such action, the Board shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of Section 8.1 or Section 8.2. Absent a decision to the contrary by the Board (which the Board makes in its sole and absolute discretion), if a Person would have (but for the remedies set forth in Section 8.1.2) acquired Beneficial Ownership or Constructive Ownership of Shares in violation of Section 8.1.1, such remedies (as applicable) shall apply first to the Shares which, but for such remedies, would have been Beneficially Owned or Constructively Owned (but not actually owned) by such Person, pro rata among the Persons who actually own such Shares based upon the relative number of Shares held by each such Person.
        Section 8.1.7    Exceptions.
            (a)    Subject to Section 8.1.1(a)(ii), the Board may exempt (prospectively or retroactively) a Person from the Aggregate Share Ownership Limit or the Common Share Ownership Limit, or both, and may establish or increase an Excepted Holder Limit for such Person if
                (i)    the Board obtains such representations and undertakings from such Person as are reasonably necessary for the Board to ascertain that no individual’s Beneficial Ownership or Constructive Ownership of such Shares will violate Section 8.1.1(a)(ii);
                (ii)    such Person does not and represents that it will not own, actually or Constructively, an interest in a tenant of the Trust (or a tenant of any entity owned or controlled by the Trust) that would cause the Trust to own, actually or Constructively, more than a 9.9% interest (as set forth in Section 856(d)(2)(B) of the Code) in such tenant and the Board obtains representations and undertakings from such Person as are reasonably necessary to ascertain this fact (for this purpose, a tenant from whom the Trust (or an entity owned or controlled by the Trust) derives (and is expected to continue to derive) a sufficiently small amount of revenue such that, in the judgment of the Board, rent from such tenant would not adversely affect the Trust’s ability to qualify as a REIT, shall not be treated as a tenant of the Trust); and
                (iii)    such Person agrees that any violation or attempted violation of such representations or undertakings (or other action which is contrary to the restrictions contained in Sections 8.1.1 through 8.1.6) will result in the Shares being automatically transferred to a Charitable Trust in accordance with Sections 8.1.1(b) and 8.2.
            (b)    Prior to granting any exception pursuant to Section 8.1.7(a), the Board may require a ruling from the Internal Revenue Service, or an opinion of counsel, in either case in form and substance satisfactory to the Board in its sole discretion, as it may deem necessary or advisable in order to determine or ensure the Trust’s qualification as a REIT. Notwithstanding the receipt of any ruling or opinion, the Board may impose such conditions or restrictions as it deems appropriate in connection with granting such exception.
            (c)    Subject to Section 8.1.1(a)(ii), an underwriter, placement agent or an initial purchaser which participates in a public offering or a private placement of Shares (or securities convertible into or exchangeable for Shares) may Beneficially Own or Constructively

Own Shares (or securities convertible into or exchangeable for Shares) in excess of the Aggregate Share Ownership Limit or the Common Share Ownership Limit, or both such limits, but only to the extent necessary to facilitate such public offering or private placement.
            (d)    The Board may only reduce the Excepted Holder Limit for an Excepted Holder: (1) with the written consent of such Excepted Holder at any time, (2) unless the terms and conditions of the agreements and undertakings entered into with such Excepted Holder in connection with the establishment of the Excepted Holder Limit for that Excepted Holder provide otherwise, at any time after the Excepted Holder no longer Beneficially Owns or Constructively Owns Shares in excess of the Aggregate Share Ownership Limit or the Common Share Ownership Limit or (3) pursuant to the terms and conditions of the agreements and undertakings entered into with such Excepted Holder in connection with the establishment of the Excepted Holder Limit for that Excepted Holder. No Excepted Holder Limit shall be reduced to a percentage that is less than the Aggregate Share Ownership Limit.
        Section 8.1.8 Increase or Decrease in Aggregate Share Ownership Limit or the Common Share Ownership Limit. The Board may from time to time increase or decrease the Aggregate Share Ownership Limit and/or the Common Share Ownership Limit for one or more Persons and increase or decrease the Aggregate Share Ownership Limit and/or the Common Share Ownership Limit for all other Persons. No decreased Aggregate Share Ownership Limit or Common Share Ownership Limit will be effective for any Person whose percentage of ownership of Shares is in excess of such decreased Aggregate Share Ownership Limit or Common Share Ownership Limit, as applicable, until such time as such Person’s percentage of ownership of Shares equals or falls below the decreased Aggregate Share Ownership Limit or Common Share Ownership Limit, as applicable; provided, however, that any further acquisition of Shares by any such Person (other than a Person for whom an exemption has been granted pursuant to Section 8.1.7(a) or an Excepted Holder) in excess of the Shares owned by such person on the date the decreased Aggregate Share Ownership Limit or Common Share Ownership Limit became effective will be in violation of the Aggregate Share Ownership Limit or Common Share Ownership Limit. No increase of the Aggregate Share Ownership Limit or Common Share Ownership Limit may be approved if the new Aggregate Share Ownership Limit or Common Share Ownership Limit would allow five or fewer Persons to Beneficially Own, in the aggregate more than 49.9% in value of the outstanding Shares or otherwise cause the Trust to fail to qualify as a REIT. Prior to increasing or decreasing the Aggregate Share Ownership Limit or Common Share Ownership Limit pursuant to this Section 8.1.8, the Board may require such opinions of counsel, affidavits, undertakings or agreements, in form and substance satisfactory to the Board, as it may deem necessary or advisable in order to determine or ensure the Trust’s qualification as a REIT.
        Section 8.1.9    Legend. Each certificate or notice in lieu of any certificate, if any, for Shares shall bear a legend summarizing the restrictions on ownership and transfer contained herein. Instead of a legend, the certificate, if any, may state that the Trust will furnish a full statement about certain restrictions on transferability to a Shareholder on request and without charge.

    Section 8.2.    Transfer of Shares in Trust.
        Section 8.2.1.    Ownership in Trust. Upon any purported Transfer or other event described in Section 8.1.1 that would result in a transfer of Shares to a Charitable Trust, such Shares shall be deemed to have been transferred to the Charitable Trustee as trustee of a Charitable Trust for the exclusive benefit of one or more Charitable Beneficiaries. Such transfer to the Charitable Trustee shall be deemed to be effective as of the close of business on the Business Day prior to the purported Transfer or other event that results in the transfer to the Charitable Trust pursuant to Section 8.1.1(b). The Charitable Trustee shall be appointed by the Trust and shall be a Person that is not an Affiliate of the Trust or an Affiliate of any Prohibited Owner. Each Charitable Beneficiary shall be designated by the Trust as provided in Section 8.2.7.
        Section 8.2.2    Status of Shares Held by the Charitable Trustee. Shares held by the Charitable Trustee shall be issued and outstanding Shares. The Prohibited Owner shall have no rights in the Shares held by the Charitable Trustee. The Prohibited Owner shall not benefit economically from ownership of any Shares held in trust by the Charitable Trustee, shall have no rights to dividends or other distributions and shall not possess any rights to vote or other rights attributable to the Shares held in the Charitable Trust. The Prohibited Owner shall have no claim, cause of action, or any other recourse whatsoever against the purported transferor of such Shares.
        Section 8.2.3.    Dividend and Voting Rights. The Charitable Trustee shall have all voting rights and rights to dividends or other distributions with respect to Shares held in the Charitable Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or other distribution paid prior to the discovery by the Trust that Shares have been transferred to the Charitable Trustee shall be paid with respect to such Shares to the Charitable Trustee upon demand and any dividend or other distribution authorized but unpaid shall be paid when due to the Charitable Trustee. Any dividends or other distributions so paid over to the Charitable Trustee shall be held in trust for the Charitable Beneficiary. The Prohibited Owner shall have no voting rights with respect to Shares held in the Charitable Trust and, subject to Maryland law, effective as of the date that Shares have been transferred to the Charitable Trustee, the Charitable Trustee shall have the authority (at the Charitable Trustee’s sole discretion) (a) to rescind as void any vote cast by a Prohibited Owner prior to the discovery by the Trust that Shares have been transferred to the Charitable Trustee and (b) to recast such vote in accordance with the desires of the Charitable Trustee acting for the benefit of the Charitable Beneficiary; provided, however, that if the Trust has already taken irreversible trust action, then the Charitable Trustee shall not have the authority to rescind and recast such vote. Notwithstanding the provisions of this Article VIII, until the Trust has received notification that Shares have been transferred into a Charitable Trust, the Trust shall be entitled to rely on its Share transfer and other Shareholder records for purposes of preparing lists of Shareholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes of Shareholders.

        Section 8.2.4.    Rights Upon Dissolution. Upon any voluntary or involuntary liquidation, dissolution or winding up of or any distribution of the assets of the Trust, the Charitable Trustee shall be entitled to receive, ratably with each other holder of Shares of the class or series of Shares that is held in the Charitable Trust, that portion of the assets of the Trust available for distribution to the holders of such class or series (determined based upon the ratio that the number of Shares of such class or series of Shares held by the Charitable Trustee bears to the total number of Shares of such class or series of Shares then outstanding). The Charitable Trustee shall distribute any such assets received in respect of the Shares held in the Charitable Trust in any liquidation, dissolution or winding up of, or distribution of the assets of, the Trust in accordance with Section 8.2.5.
        Section 8.2.5.    Sale of Shares by Charitable Trustee. Within 20 days of receiving notice from the Trust that Shares have been transferred to the Charitable Trust, the Charitable Trustee shall sell the Shares held in the Charitable Trust to a Person, designated by the Charitable Trustee, whose ownership of the Shares will not violate the ownership limitations set forth in Section 8.1.1(a). Upon such sale, the interest of the Charitable Beneficiary in the Shares sold shall terminate and the Charitable Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary as provided in this Section 8.2.5. The Prohibited Owner shall receive the lesser of (1) the price paid by the Prohibited Owner for the Shares or, if the event causing the Shares to be held in the Charitable Trust did not involve a purchase of such Shares at Market Price, the Market Price of the Shares on the day of the event causing the Shares to be held in the Charitable Trust and (2) the price per Share received by the Charitable Trustee (net of any commissions and other expenses) from the sale or other disposition of the Shares held in the Charitable Trust. The Charitable Trustee may reduce the amount payable to the Prohibited Owner by the amount of dividends and other distributions which have been paid to the Prohibited Owner and are owed by the Prohibited Owner to the Charitable Trustee pursuant to Section 8.2.3. Any net sales proceeds in excess of the amount payable to the Prohibited Owner and any other amounts received by the Charitable Trustee with respect to such Shares shall be immediately paid to the Charitable Beneficiary. If, prior to the discovery by the Trust that Shares have been transferred to the Charitable Trustee, such Shares are sold by a Prohibited Owner, then (a) such Shares shall be deemed to have been sold on behalf of the Charitable Trust and (b) to the extent that the Prohibited Owner received an amount for such Shares that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to this Section 8.2.5, such excess shall be paid to the Charitable Trustee upon demand for payment to the Charitable Beneficiary.
        Section 8.2.6.    Purchase Right in Shares Transferred to the Charitable Trustee. Shares transferred to the Charitable Trustee shall be deemed to have been offered for sale to the Trust, or its designee, at a price per Share equal to the lesser of (a) the price per Share in the transaction that resulted in such transfer to the Charitable Trust (or, if the event that resulted in the Transfer to the Charitable Trust did not involve a purchase of such Shares at Market Price, the Market Price of such shares on the day of the event that resulted in the Transfer of such shares to the Charitable Trust) and (b) the Market Price on the date the Trust, or its designee, accepts such offer. The Trust may reduce the amount payable to the Prohibited Owner by the amount of dividends and other distributions which have been paid to the Prohibited Owner and are owed by the Prohibited Owner to the Charitable Trustee pursuant to Section 8.2.3. The Trust may pay the amount of such reduction to the Charitable Trustee for the benefit of the Charitable Beneficiary. The Trust shall have the right to accept such offer until the Charitable Trustee has sold the Shares held in the Charitable Trust pursuant to Section 8.2.5. Upon such a sale to the Trust, the interest of the Charitable Beneficiary in the Shares sold shall terminate and the Charitable Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and any other amounts held by the Charitable Trustee with respect to such Shares to the Charitable Beneficiary.
        Section 8.2.7    Designation of Charitable Beneficiaries. By written notice to the Charitable Trustee, the Trust shall designate one or more nonprofit organizations to be the Charitable Beneficiary of the interest in the Charitable Trust such that (a) Shares held in the Charitable Trust would not violate the restrictions set forth in Section 8.1.1(a) in the hands of such Charitable Beneficiary and (b) each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code. Neither the failure of the Trust to make such designation nor the failure of the Trust to appoint the Charitable Trustee before the automatic transfer provided for in Section 8.1.1 shall make such transfer ineffective, provided that the Trust thereafter makes such designation and appointment.
    Section 8.3    Enforcement. The Trust is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of this Article VIII.
    Section 8.4    Non-Waiver. No delay or failure on the part of the Trust or the Board in exercising any right hereunder shall operate as a waiver of any right of the Trust or the Board, as the case may be, except to the extent specifically waived in writing.
    Section 8.5    Severability. If any provision of this Article VIII or any application of any such provision is determined to be invalid by any federal or state court having jurisdiction over the issues, the validity of the remaining provisions shall not be affected and other applications of such provisions shall be affected only to the extent necessary to comply with the determination of such court.
ARTICLE IX
LIABILITY OF SHAREHOLDERS, TRUSTEES, OFFICERS,
EMPLOYEES AND AGENTS AND TRANSACTIONS
BETWEEN SUCH PERSONS AND THE TRUST
    Section 9.1    Limitation of Shareholder Liability. No Shareholder shall be liable for any debt, claim, demand, judgment or obligation of any kind of, against or with respect to the Trust by reason of being a Shareholder, nor shall any Shareholder be subject to any personal liability whatsoever, in tort, contract or otherwise, to any Person in connection with the property or affairs of the Trust.

    Section 9.2    Limitation of Trustee and Officer Liability. To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of trustees and officers of a statutory trust, no Covered Person shall be liable to the Trust or to any Shareholder for money damages. Neither the amendment nor repeal of this Section 9.2, nor the adoption or amendment of any other provision of the Declaration of Trust inconsistent with this Section 9.2, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act that occurred prior to such amendment, repeal or adoption.
    Section 9.3    Indemnification. To the maximum extent permitted by Maryland law in effect from time to time, the Trust shall indemnify any Covered Person (including among the foregoing, for all purposes of this Article IX and without limitation, any individual or entity who, while serving as the Covered Person and, at the request of the Trust, serves or has served any other enterprise in any management or agency capacity) against any claim or liability to which such Covered Person may become subject by reason of such status, except for liability for such Covered Person’s gross negligence or intentional misconduct. In addition, the Trust shall, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse, in advance of final disposition of a proceeding, reasonable expenses incurred by a present or former Covered Person or Shareholder made a party to or witness in a proceeding by reason such status, provided that, in the case of a Covered Person, the Trust shall have received (a) a written affirmation by the Covered Person of the Covered Person’s good faith belief that the Covered Person has met the applicable standard of conduct necessary for indemnification by the Trust pursuant to this Section 9.3 and (b) a written undertaking by or on behalf of the Covered Person to repay the amount paid or reimbursed by the Trust if it shall ultimately be determined that the applicable standard of conduct was not met. Notwithstanding the foregoing, the Trust shall not be required to indemnify or advance funds to any Person entitled to indemnification hereunder (x) with respect to any action initiated or brought voluntarily by such indemnified Person (and not by way of defense) unless (I) approved or authorized by the Board or (II) incurred to establish or enforce such Person’s right to indemnification hereunder, or (y) in connection with any claim with respect to which such Person is found to be liable to the Trust.
    The Trust may, with the approval of the Board, provide or obligate itself to provide such indemnification or payment or reimbursement of expenses to any Person that served a predecessor of the Trust as a Covered Person or any employee or agent of the Trust or any predecessor of the Trust.
    Except that no preliminary determination of the ultimate entitlement to indemnification shall be required for the payment or reimbursement of expenses, any indemnification or payment or reimbursement of the expenses permitted by the Declaration of Trust shall be furnished in accordance with the procedures provided for indemnification or advance or reimbursement of expenses, as the case may be, under Section 2-418 of the MGCL (or any successor provision thereto) for directors of Maryland corporations.
    Neither the amendment nor repeal of this Article IX, nor the adoption or amendment of any other provision of the Declaration of Trust inconsistent with this Article, shall apply to or affect in any respect the applicability of the preceding paragraph with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption. The rights to indemnification and advance of expenses provided by the Declaration of Trust shall vest immediately upon a Person or entity becoming a Covered Person or the acquisition of Shares by a Shareholder.
    Section 9.4    Transactions between the Trust and its Trustees, Officers, Employees and Agents. Subject to any express restrictions in the Certificate or the Declaration of Trust or adopted by the Board, the Trust may enter into any contract or transaction of any kind, including, without limitation, for the purchase or sale of property or for any type of services, including those in connection with the offer or sale of securities of the Trust, with any Person, including any Covered Person or employee or agent of the Trust or any Person Affiliated with a Covered Person or employee or agent of the Trust, whether or not any of them has a financial interest in such transaction. The procedures and presumptions set forth in Section 2-419 of the MGCL (or any successor provision thereto) shall be available for and apply to any contract or other transaction between the Trust and any Trustee or between the Trust and any other trust, corporation, firm or other entity in which a Trustee is a trustee or director or has a material financial interest.
    Section 9.5    Duties of Trustees, Officers and Agents. Any Covered Person may have business interests and engage in business activities similar, in addition to or in competition with those of or relating to the Trust. Each Trustee shall have the duties set forth in Section 12-402(b) of the Act. No Trustee shall have any duties, including fiduciary duties under the common law of trusts, or be subject to any duties or other standard of conduct, other than as set forth in the preceding sentence.  Any action or failure to act by the Trustee shall be presumed to be in accordance with the duties described in this Section 9.5, and any Person alleging the contrary shall bear the burden of proof that the action or failure to act was not consistent with such duties. Each Trustee or officer shall, in the performance of his or her duties with respect to the Trust, be entitled to rely on any information, opinion, report or statement, including any financial statement or other financial data, prepared or presented by an officer or employee of the Trust whom the Trustee or officer reasonably believes to be reliable and competent in the matters presented or by a lawyer, certified public accountant or other Person as to a matter which the Trustee or officer reasonably believes to be within the Person’s professional or expert competence.
    Section 9.6    Corporate Opportunities. If any Affiliated Person of the Trust or the Sponsor or any of its Affiliates acquires knowledge of a potential business opportunity, the Trust renounces, on its behalf and on behalf of its subsidiaries, any potential interest or expectation in, or right to be offered or to participate in, such business opportunity to the maximum extent permitted from time to time by Maryland law. Accordingly, to the maximum extent permitted from time to time by Maryland law, (a) no Affiliated Person is required to present, communicate or offer any business opportunity to the Trust or any of its subsidiaries and (b) the Affiliated Person, on his or her own behalf or on behalf of the Sponsor or any of its Affiliates, shall have the right to hold and exploit any business opportunity, or to direct, recommend, offer, sell, assign or otherwise transfer such business opportunity to any person or entity other than the Trust and its subsidiaries.

    The taking by an Affiliated Person for himself or herself, or the offering or other transfer to another person or entity, of any potential business opportunity whether pursuant to the Declaration of Trust or otherwise, shall not constitute or be construed and interpreted as an act or omission of gross negligence or intentional misconduct.
ARTICLE X
AMENDMENT
    Section 10.1    General. The Trust reserves the right from time to time to make any amendment to the Certificate or the Declaration of Trust now or hereafter authorized by law, including any amendment altering the terms or contract rights, as expressly set forth in the Declaration, of any outstanding Shares. The Certificate or the Declaration of Trust may be amended only as provided in this Article X. The merger or consolidation of the Trust with another Person, the dissolution of the Trust or any other transaction between the Trust and another Person in which the Trust does not survive as a separate entity shall not be considered an amendment to the Declaration of Trust for purposes of this Article X.
    Section 10.2    By Board. Except as expressly provided in the Certificate, Section 10.3 or in the terms of any class or series of Shares, the Declaration of Trust may be amended by the Board, without any action by the Shareholders. Except as may otherwise be expressly provided in the Certificate, the Certificate may be amended only by the Board, without any action or approval by the Shareholders, including, but not limited to, amendments for clarity, that cure any ambiguity, or cure, correct or supplement any defective provision contained herein, or that add or change any other provisions with respect to matters or questions arising under this Declaration of Trust as the Board may deem necessary or desirable and that the Board determines does not materially and adversely affect the contract rights of outstanding Shares.
    Section 10.3    By Shareholders. Amendments to the Declaration of Trust that the Board determines would, viewed as a whole, materially and adversely affect the contract rights of outstanding Shares, but excluding amendments of the type specified in (a) Section 7.1 and Section 11.2 of the Declaration of Trust or (b) Section 2-605 of the MGCL (both of which shall not require approval of any Shareholder), must be approved by the Board and Shareholders entitled to cast a majority of the votes entitled to be cast on the matter.
ARTICLE XI
MERGER, CONSOLIDATION OR SALE OF TRUST PROPERTY; CONVERSION EVENT
    Section 11.1    General. The Trust may (a) merge with or into or convert into another entity, (b) consolidate with one or more other entities into a new entity or (c) transfer all or substantially all of its assets to another person. Subject to the terms of any series or class of Shares at the time outstanding, any such action must be approved by the Board and, unless (i) such action could be taken by a Maryland corporation without the approval of its stockholders pursuant to Subtitle 1 of Title 3 of the MGCL or (ii) such action is in connection with a Conversion Event, Shareholders entitled to cast a majority of all of the votes entitled to be cast on the matter. Notwithstanding the foregoing, a transfer of all or substantially all of the Trust’s assets to another Person in connection with a dissolution of the Trust as approved by the Board pursuant to Section 12.2 of this Declaration of Trust shall not require the approval of the Shareholders.
    Section 11.2    Conversion Event. The Board may determine, without any action by the Shareholders, that the Trust will conduct a public offering as a non-listed real estate investment trust subject to the Statement of Policy Regarding Real Estate Investment Trusts published by the North American Securities Administrators Association on May 7, 2007, as amended from time to time. In connection with such determination and the conduct of such public offering, the Board (a) may amend this Declaration of Trust and (b) may cause the Trust to (i) merge with or into or convert into another entity, (ii) consolidate with one or more other entities into a new entity or (iii) transfer all or substantially all of its assets to another entity (in each case, a “Conversion Event”). The Board may take all actions that are required to effect a Conversion Event without any action by the Shareholders.
ARTICLE XII
DURATION OF TRUST
    Section 12.1    Duration. The Trust shall continue perpetually unless dissolved pursuant to Section 12.2 or pursuant to any applicable provision of the Act. No Shareholder or other Person shall have any right to petition a court for judicial dissolution of the Trust.
    Section 12.2    Dissolution. Subject to the terms of any class or series of Shares at the time outstanding, the Trust may be dissolved with the approval of (a) the Board or (b) the Shareholders at a meeting of Shareholders duly called for the purpose of voting on a Dissolution Petition (as defined below) in the manner provided in the Bylaws; provided that any Shares held by a Sponsor Shareholder shall not be entitled to vote on a Dissolution Petition and shall be excluded in determining whether the requisite vote has been obtained in respect of the Dissolution Petition.
    Section 12.3 Dissolution Petition. The secretary of the Trust shall call a special meeting of Shareholders in the manner set forth in the Bylaws, upon the written request of Shareholders (excluding Common Shares held by the Dissolution Petition Excluded Shareholders) entitled to cast at least 10% of the votes entitled to be cast on the matter, to solicit the votes of the Shareholders to approve the dissolution of the Trust (a “Dissolution Petition”). Upon the affirmative vote of a majority of Shareholders (excluding Common Shares held by the Dissolution Petition Excluded Shareholders) entitled to cast votes on the Dissolution Petition, the Board shall dissolve the Trust in a manner consistent with the Trustees’ duties to the Trust. Notwithstanding the foregoing, no Dissolution Petition shall be required to be submitted to the Shareholders for consideration as set forth in this Section 12.3 if a Dissolution Petition was previously submitted to the Trust within the preceding (a) twelve months and less than 15% of the votes entitled to be cast on the matter were voted in favor of such Dissolution Petition; (b) nine months and less than 25% of the votes entitled to be cast on the matter were voted in favor of such Dissolution Petition; or (c) six months and less than 40% of the votes entitled to be cast on the matter were voted in favor of such Dissolution Petition. In accordance with any Dissolution Petition as set forth in this Section 12.3, Shareholders shall be entitled to inspect the Trust’s books and records as set forth in Section 14.2.
ARTICLE XIII
CONFLICTS OF INTEREST
Section 13.1    Sales and Leases to the Trust. Following the Initial Retail Closing, the Trust may purchase or lease an asset or assets from the Sponsor, a Trustee or any Affiliate thereof only upon a finding by a majority of Trustees (including a majority of Independent Trustees) not otherwise interested in the transaction that such transaction is fair and reasonable to the Trust and at a price to the Trust no greater than the cost of the asset to such Sponsor, Trustee or affiliate or, if the price to the Trust is in excess of such cost, that substantial justification for such excess exists and such excess is reasonable. Following the Initial Retail Closing, in no event shall the purchase price paid by the Trust for any such asset exceed the asset’s current appraised value.
Section 13.2    Sales and Leases to the Sponsor, Trustee or Affiliates. Following the Initial Retail Closing, the Sponsor, a Trustee or any affiliate thereof may purchase or lease an asset or assets from the Trust only if a majority of Trustees (including a majority of Independent Trustees) not otherwise interested in the transaction determine that the transaction is fair and reasonable to the Trust.
Section 13.3    Other Transactions.
(a)    Following the Initial Closing, the Trust may make loans to the Sponsor, a Trustee or any Affiliate thereof (except (a) mortgages loans and (b) loans to wholly owned subsidiaries of the Trust, each of which, for the avoidance of doubt, do not require approval of the Board or the Independent Trustees) only if a majority of Trustees (including a majority of Independent Trustees) not otherwise interested in the transaction determine that the transaction is fair and reasonable to the Trust. This restriction on loans applies only to advances of cash that are commonly viewed as loans, as determined by the Board, and does not apply to advances of cash for legal expenses or other costs incurred as a result of any legal action for which indemnification is being sought nor does it limit the Trust’s ability to advance reimbursable expenses incurred by Trustees or officers or the Sponsor or its Affiliates.
(b)    Following the Initial Closing, the Trust may not borrow money from the Sponsor, a Trustee or any Affiliate thereof, unless approved by a majority of the Trustees (including a majority of the Independent Trustees) not otherwise interested in such transaction as fair, competitive, and commercially reasonable, and no less favorable to the Trust than comparable loans between unaffiliated third parties under the same circumstances.
(c)    Following the Initial Closing, the Trust may not invest in joint ventures with the Sponsor, one or more Trustees or any Affiliate thereof, unless a majority of Trustees (including a majority of Independent Trustees) not otherwise interested in the transaction approve such investment as being fair and reasonable to the Trust and on substantially the same terms and conditions as, or more favorable than, those received by other joint venturers.
(d)    Following the Initial Closing, the Trust may not engage in any other transaction with the Sponsor, a Trustee or any Affiliate thereof unless a majority of the Trustees (including a majority of the Independent Trustees) not otherwise interested in such transaction approve such transaction as fair and reasonable to the Trust and on terms and conditions no less favorable to the Trust than those available from unaffiliated third parties.
ARTICLE XIV
MISCELLANEOUS
    Section 14.1    Certificate of Trust. In the event of any conflict between the provisions of the Certificate and the Declaration of Trust, the provisions of the Certificate shall control.
    Section 14.2    Inspection. Any Shareholder shall be entitled to examine the Trust’s books and records to the extent permitted by Section 12-305(a) of the Act, but only if, and to the extent, approved by the Board. In addition, notwithstanding the foregoing, in accordance with any Dissolution Petition as set forth in Section 12.3, any Shareholder shall be entitled to examine the Trust’s books and records at the Trust’s principal office during usual business hours and within a reasonable time (not to exceed 30 days) following such Shareholder’s written request to the Trust of the same; provided the Trust may exclude any Adverse Shareholder from accessing the Trust’s books and records.
    Section 14.3.    Rights of Objecting Shareholders; Derivative Claims. Shareholders shall not be entitled to exercise any appraisal rights or rights analogous to those of an objecting stockholder provided for under Title 3, Subtitle 2 of the MGCL (or any successor provision thereto). A Shareholder shall not be entitled to recover a judgment in favor of the Trust, assert any claim in the name of the Trust or bring any other action that is derivative in nature without the approval of the Board.
    Section 14.4    Organization and Offering Expenses. The Trust may reimburse the Board or the Sponsor for Organization and Offering Expenses incurred by the Board or the Sponsor in connection with any offering of Shares, on an accountable or nonaccountable basis.
    Section 14.5    Governing Law. The rights of all parties and the validity, construction and effect of every provision of the Declaration of Trust shall be subject to and construed according to the laws of the State of Maryland, without regard to conflicts of laws provisions thereof.
- Signature Page Follows -

    IN WITNESS WHEREOF, this Fourth Amended and Restated Declaration of Trust has been executed by the undersigned Trustees to be effective as of the date and year first above written.

/s/ John T. Berg
John T. Berg

/s/ Rohit Vohra
Rohit Vohra

/s/ Richard Jones
Richard Jones

/s/ Jennifer Pedigo
Jennifer Pedigo

/s/ Andrea Balkan
Andrea Balkan

[Signature page to Declaration of Trust]

Exhibit A
Terms of Series A Preferred Shares
1.1Designation and Number. Seventy Five (75) Preferred Shares are classified as 12.0% Series A Cumulative Redeemable Preferred Shares (the “Series A Preferred Shares”), having the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption described in the Declaration of Trust including without limitation those preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption described in this Exhibit A. The Series A Preferred Shares shall be uncertificated.
1.2Rank. The Series A Preferred Shares shall, with respect to dividend and other distribution rights, including upon the liquidation, dissolution or winding up of the Trust and redemption rights, rank senior to the Common Shares and to all other shares of beneficial interest and equity securities issued by the Trust (together with the Common Shares, the “Junior Securities”). The terms “beneficial interest” and “equity securities” shall not include convertible debt securities unless and until such securities are converted into equity securities of the Trust.
1.3Dividends.
1.3.1Each holder of the then outstanding Series A Preferred Shares shall be entitled to receive, when and as provided in this Exhibit A, out of funds legally available for the payment of dividends, cumulative preferential cash dividends at the rate of 12.0% per annum of the total of $1,000.00 per Series A Preferred Share plus all accumulated and unpaid dividends thereon. Such dividends shall accrue on a daily basis and be cumulative from the first date on which any Series A Preferred Share is issued, such issue date to be contemporaneous with the receipt by the Trust of subscription funds for the Series A Preferred Shares or, if later, the date on which the subscription is accepted by the Trust (the “Original Issue Date”), and shall be payable annually in arrears on or before December 31 of each year (each, a “Dividend Payment Date”); provided, however, that if any Dividend Payment Date is not a Business Day, then the dividend which would otherwise have been payable on such Dividend Payment Date may be paid on the preceding Business Day or the following Business Day with the same force and effect as if paid on such Dividend Payment Date. Any dividend payable on the Preferred Shares will be computed on the basis of a 360-day year consisting of twelve 30-day months. The dividend payable on the first Dividend Payment Date following the Original Issue Date for the relevant Series A Preferred Shares may be for less than a complete annual period. A “Dividend Period” shall mean, with respect to the first Dividend Period, the period from and including the Original Issue Date to and including the first Dividend Payment Date, and with respect to each subsequent Dividend Period, the period from but excluding a Dividend Payment Date to and including the next succeeding Dividend Payment Date or other date as of which accrued dividends are to be calculated. Dividends will be payable to holders of record as they appear in the records of the Trust at the close of business on the applicable record date, which shall be the fifteenth day of the calendar month in which the applicable Dividend Payment Date falls or on such other date designated by the Board for the payment of dividends that is not more than 30 nor less than 10 days prior to such Dividend Payment Date (each, a “Dividend Record Date”). Any accrued and unpaid dividend, whether or not in arrears, may be authorized and paid at any time to holders of record on the Dividend Record Date determined pursuant to the preceding sentence. Any dividend payment made on the Series A

Preferred Shares shall be credited first against the earliest accrued but unpaid dividend due which remains payable.
1.3.2No dividends or other distributions on Series A Preferred Shares shall be declared by the Trust or paid or set apart for payment by the Trust at such time as the terms and provisions of any written agreement between the Trust and any party that is not an affiliate of the Trust, including any agreement relating to its indebtedness, prohibit such authorization, payment or setting apart for payment or provide that such authorization, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such authorization or payment shall be restricted or prohibited by law. For purposes of this Section 1.3.2, “affiliate” shall mean any party that controls, is controlled by or is under common control with the Trust.
1.3.3Notwithstanding the foregoing, dividends on the Series A Preferred Shares shall accrue whether or not the terms and provisions set forth in Section 1.3.2 of this Exhibit A at any time prohibit the current payment of dividends, whether or not the Trust has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are authorized or declared. Furthermore, dividends shall be paid when due in all events to the fullest extent permitted by law. Accrued but unpaid dividends on the Series A Preferred Shares will accumulate as of the Dividend Payment Date on which they first become payable.
1.3.4Unless full cumulative dividends on all outstanding Series A Preferred Shares, accrued through and including the last Dividend Payment Date, if any, occurring on or before payment of a dividend on Junior Securities, have been or contemporaneously are either paid or declared and a sum sufficient for the payment thereof is set apart for payment, (i) no dividend (other than in Junior Securities) shall be paid or declared and set apart for payment upon any Junior Securities, (ii) no other distribution shall be made upon any Junior Securities, and (iii) no Junior Securities shall be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by the Trust (except by conversion into or exchange for other Junior Securities).
1.3.5When dividends are not paid in full (or a sum sufficient for such full payment is not set apart) on the Series A Preferred Shares, all dividends upon the Series A Preferred Shares shall be paid pro rata based on the number of Series A Preferred Shares then outstanding.
1.3.6Holders of the Series A Preferred Shares shall not be entitled to any dividend or other distribution, whether payable in cash, property or shares, in excess of full cumulative dividends on the Series A Preferred Shares as described in this Exhibit A.
1.4Liquidation Preference.
1.4.1    Subject to Section 1.4.6 below, upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Trust (each a “Liquidation Event”), the holders of Series A Preferred Shares then outstanding are entitled to be paid, out of the assets of the Trust legally available for distribution to its Shareholders, a liquidation preference equal to the sum of the following (collectively, the “Liquidation Preference”): (i) $1,000.00 per Series A Preferred Share, (ii) all accrued and unpaid dividends thereon through and including the date of payment, and (iii) if the Liquidation Event occurs before the right to a Redemption Premium (as defined below) expires, the per share Redemption Premium in effect on the date of payment of the Liquidation Preference, before any distribution of assets is made to holders of any Junior Securities.
1.4.2    If upon any Liquidation Event the available assets of the Trust are insufficient to pay the full amount of the Liquidation Preference on all outstanding Series A Preferred Shares, then the holders of the Series A Preferred Shares shall share ratably in any distribution of assets in proportion to the full Liquidation Preference to which they would otherwise be respectively entitled.
1.4.3    After payment of the full amount of the Liquidation Preference to which they are entitled, the holders of Series A Preferred Shares will have no right or claim to any of the remaining assets of the Trust.
1.4.4    Upon the Trust’s provision of notice as to the effective date of any Liquidation Event, and payment by a check or electronic transfer in the amount of the full Liquidation Preference to which each record holder of the Series A Preferred Shares is entitled, the Series A Preferred Shares shall no longer be deemed outstanding Shares or Preferred Shares of the Trust and all rights of the holders of such Series A Preferred Shares will terminate without any further action. Such notice shall be given as provided in Section 1.9. Acceptance of payment by the holder of a Series A Preferred Share shall constitute acknowledgment of receipt of such notice.
1.4.5    The consolidation or merger of the Trust with or into any other business enterprise or of any other business enterprise with or into the Trust, or the sale, lease or conveyance of all or substantially all of the assets or business of the Trust, shall not be deemed to constitute a Liquidation Event.
1.4.6    The Trust, in the sole discretion of the Board, may elect not to pay the holders of Series A Preferred Shares the sums due pursuant to Section 1.4.1 above immediately upon a Liquidation Event but instead choose to first distribute such amounts as may be due to the holders of the Common Shares hereunder. If the Trust elects to exercise this option pursuant to this Section, the Trust shall first establish a reserve in an amount equal to 200% of all amounts due to the holders of the Series A Preferred Shares pursuant to the Declaration of Trust. In the event that the Trust elects to establish a reserve for payment of the Liquidation Preference, the Series A Preferred Shares shall remain outstanding until the holders thereof are paid the full Liquidation Preference, which payment shall be made no later than immediately prior to the Trust making its final liquidating distribution on the Common Shares. In the event that the Redemption Premium in effect on the payment date is less than the Redemption Premium on the date that the Liquidation Preference was set apart for payment, the Trust may make a corresponding reduction to the funds set apart for payment of the Liquidation Preference.
1.5    Redemption.
1.5.1    Right of Optional Redemption. The Trust, at its option, may redeem some or all of the Series A Preferred Shares at any time or from time to time, for cash at a redemption price (the “Redemption Price”) equal to $1,000.00 per share plus all accrued and unpaid dividends thereon to and including the date fixed for payment (the “Redemption Payment Date”)

except as provided in Section 1.5.3 below, plus a redemption premium per Series A Preferred Share (each, a “Redemption Premium”) calculated as follows based on the Redemption Payment Date:
(1) on or before the first anniversary of the Original Issue Date, $100.00, and
(2) thereafter, no Redemption Premium.
If less than all of the outstanding Series A Preferred Shares are to be redeemed, the Series A Preferred Shares to be redeemed may be selected pro rata by any equitable method determined by the Trust provided that such method does not result in the creation of fractional shares.
1.4.11.5.2    Limitations on Redemption. Unless full cumulative dividends on all outstanding Series A Preferred Shares shall have been, or contemporaneously are, paid or declared and a sum sufficient for the payment thereof set apart for payment for all previous Dividend Periods, no Series A Preferred Shares shall be redeemed or otherwise acquired, directly or indirectly, by the Trust unless all outstanding Series A Preferred Shares are simultaneously redeemed or acquired, and the Trust shall not purchase or otherwise acquire, directly or indirectly, any Junior Securities (except by exchange for other Junior Securities); provided, however, that the foregoing shall not prevent the purchase by the Trust of Shares transferred to a Charitable Trust pursuant to Article VIII of the Declaration of Trust in order to ensure that the Trust remains qualified as a real estate investment trust for U.S. federal income tax purposes or the purchase or acquisition of Series A Preferred Shares pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Series A Preferred Shares.
1.5.3    Rights to Dividends on Shares Called for Redemption. Immediately prior to or upon any redemption of Series A Preferred Shares, the Trust shall pay, in cash, or declare and set apart for payment, any accumulated and unpaid dividends to and including the Redemption Payment Date, unless a Redemption Payment Date falls after a Dividend Record Date and prior to the corresponding Dividend Payment Date, in which case each holder of Series A Preferred Shares at the close of business on such Dividend Record Date shall be entitled to the dividend payable on such Series A Preferred Shares on the corresponding Dividend Payment Date notwithstanding the redemption of such Series A Preferred Shares before such Dividend Payment Date.
1.5.4    Procedures for Redemption.
(a)    Upon the Trust’s provision of notice of redemption and payment by check or by electronic transfer in the amount of the full Redemption Price to which each record holder of Series A Preferred Shares is entitled, the Series A Preferred Shares shall be redeemed and shall no longer be deemed outstanding and all rights of the holders of such Series A Preferred Shares will terminate. Such notice shall be given as provided in Section 1.9. No failure to give such notice or any defect therein or in the mailing or transmission thereof shall affect the validity of the proceedings for the redemption of any Series A Preferred Shares except as to the holder to whom notice was defective or not given. Acceptance of payment by the holder of a Series A Preferred Share shall constitute acknowledgment of receipt of such notice.

(b)    In addition to any information required by law, such notice shall state: (A) the Redemption Payment Date; (B) the Redemption Price; and (C) that dividends on the Series A Preferred Shares to be redeemed will cease to accrue on such Redemption Payment Date. If less than all of the Series A Preferred Shares held by any holder are to be redeemed, the notice to such holder shall also specify the number of Series A Preferred Shares held by such holder to be redeemed.
(c)     If notice of redemption of any Series A Preferred Shares has been given and if the funds necessary for such redemption have been set apart by the Trust for the benefit of the holders of any Series A Preferred Shares so called for redemption, then, from and after the date funds are so set apart, such Series A Preferred Shares shall no longer be deemed outstanding and all rights of the holders of such Series A Preferred Shares will terminate, except the right to receive the Redemption Price.
(d)    The deposit of funds with a bank or trust company for the purpose of redeeming the Series A Preferred Shares shall be irrevocable except that:
(i)    the Trust shall be entitled to receive from such bank or trust company the interest or other earnings, if any, earned on any money so deposited in trust, and the holders of any Series A Preferred Shares redeemed shall have no claim to such interest or other earnings; and
(ii)    any balance of monies so deposited by the Trust and unclaimed by the holders of the Series A Preferred Shares entitled thereto at the expiration of two years from the applicable Redemption Payment Date shall be repaid, together with any interest or other earnings thereon, to the Trust, and after any such repayment, the holders of the Series A Preferred Shares entitled to the funds so repaid to the Trust shall look only to the Trust for payment of the Redemption Price without interest or other earnings.
(e) Any Series A Preferred Share that is uncertificated shall be redeemed in accordance with the notice and no further action on the part of the holder of such Series A Preferred Share shall be required.
1.5.5    Status of Redeemed Shares. Any Series A Preferred Shares that shall at any time have been redeemed or otherwise acquired by the Trust shall, after such redemption or acquisition, have the status of authorized but unissued Preferred Shares without further designation.
1.6    Voting Rights. Except as provided in this Section 1.6, the holders of the Series A Preferred Shares shall not be entitled to vote on any matter submitted to the Shareholders for a vote. Notwithstanding the foregoing, the approval of the holders of a majority of the outstanding Series A Preferred Shares excluding any Series A Preferred Shares that were not issued in a private placement of the Series A Preferred Shares conducted by A5 Securities LLC, voting as a separate class, shall be required for (a) authorization or issuance of any shares of beneficial interest or equity security of the Trust with any rights that are senior to or have parity with the Series A Preferred Shares, (b) any reclassification of the Series A Preferred Shares or (c) any amendment to the Declaration of Trust or the Certificate of Trust of the Trust, whether by consolidation, merger, sale, lease or conveyance of all or substantially all of the assets or business of the Trust or otherwise (an “Event”), that has a material adverse effect on the rights and preferences of the Series A Preferred Shares or which increases the number of authorized or issued Series A Preferred Shares to a number greater than 75; provided, however, with respect to the occurrence of any Event, so long as the Series A Preferred Shares remain outstanding with the terms thereof materially unchanged or the holders of Series A Preferred Shares receive equity securities of the successor or survivor of such Event with substantially identical rights as the Series A Preferred Shares, taking into account that, upon the occurrence of an Event, the Trust may not be the surviving entity or the surviving entity may not be a statutory trust, the occurrence of such Event shall not be deemed to materially and adversely affect such rights and preferences of the Series A Preferred Shares and in such case the holders of Series A Preferred Shares shall not have any voting rights with respect to the occurrence of such Event unless the number of authorized Series A Preferred Shares is increased to a number greater than 75. The holders of the Series A Preferred Shares acknowledge and agree that their subscription documents for Series A Preferred Shares contain an irrevocable (to the maximum extent permitted by applicable law) power of attorney in favor of A5 REIT Services LLC.
1.7    Conversion. The Series A Preferred Shares are not convertible into or exchangeable for any other property or securities of the Trust.
1.8    No Fractionalization. A Series A Preferred Share shall not be transferred in any manner that results in the fractionalization of a Series A Preferred Share.
1.9    Notice. All notices to be given to the holders of the Series A Preferred Shares shall be given by (i) mail, postage prepaid, (ii) overnight delivery courier service, (iii) facsimile transmission, (iv) electronic mail or (v) personal delivery, to the holders of record, addressed to the address or sent to the facsimile number or electronic mail address shown in the records of the Trust.
1.10    Limitation of Liability. Except to the extent required by applicable law, no holder of Series A Preferred Shares shall be bound by, or be personally liable for, the expenses, liabilities or obligations of the Trust in excess of his, her or its initial capital contribution made in exchange for the Series A Preferred Shares.
1.51.11    Defined Terms. The defined terms used in this Exhibit A shall, unless the context otherwise requires, have the meaning specified in this Exhibit A or, if not so specified, shall have the meanings specified in the Declaration of Trust.